Exhibit 10.25

HUGHES SUPPLY, INC.

2005 NONQUALIFIED DEFERRED

COMPENSATION PLAN

THIS HUGHES SUPPLY, INC. 2005 NONQUALIFIED DEFERRED COMPENSATION PLAN (the “Plan”) is effective as of March 1, 2005 (the “Effective Date”), by HUGHES SUPPLY, INC., a corporation duly organized and existing under the laws of the State of Florida (the “Company”). As of the Effective Date, the Hughes Supply, Inc. Nonqualified Deferred Compensation Plan and the Hughes Supply, Inc. Directors’ Deferred Compensation Plan shall each be frozen and no further contributions shall be made thereunder.

RECITALS:

WHEREAS, the Company desires to permit officers, directors and other key executives of the Company and its Affiliates to defer a portion of their compensation from the Company and its Affiliates, subject to certain conditions and pursuant to the terms and provisions specified in this Plan;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Company hereby adopts this Plan pursuant to the following terms and provisions.

ARTICLE 1

DEFINITIONS

1.1 “Account” means, collectively, the Retirement Account and In-Service Accounts (if any) maintained under this Plan in accordance with the provisions of this Plan for each Participant.

1.2 “Accounting Date” means the last day of each calendar month, and such other date or dates as the Administrative Committee may designate from time to time as an Accounting Date.

1.3 “Administrative Committee” means the administrative committee appointed by the Compensation Committee, or its delegate(s), pursuant to Section 7.1 to perform the administrative duties specified in Article 7 hereof.

1.4 “Affiliate” means an entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control, with the Company.

1.5 “Base Salary” means the base rate of cash compensation paid by the Company to or for the benefit of a Participant for services rendered or labor performed while a Participant in this Plan, including base pay a Participant could have received in cash in lieu of (a) deferrals pursuant to Section 3.1(a) hereof, and (b) contributions made on his behalf to any qualified plan maintained by the Company or to any cafeteria plan under Section 125 of the Code maintained by the Company.

1.6 “Beneficiary” means the person or persons designated by a Participant, upon such forms as shall be provided by the Administrative Committee, to receive payments of the Participant’s Account hereunder, if any, in the event of the Participant’s death. If the Participant shall fail to designate a Beneficiary, or if for any reason such designation shall be ineffective, or if such Beneficiary shall predecease the Participant or die simultaneously with him, then the Participant’s Beneficiary shall be the Participant’s spouse, so long as such spouse shall live, and thereafter to such person or persons including such spouse’s estate as may be appointed under such spouse’s last will and testament making specific reference to this Plan. If the Participant is not survived by a spouse, or if the Participant’s spouse shall fail to so appoint, then said payments shall be made to the then living children of the Participant, if any, in equal shares, and if none, to the Participant’s estate.

1.7 “Board” means the Board of Directors of the Company.

1.8 “Bonus” means the gross annual cash incentive bonuses approved by the Compensation Committee, that are paid by the Company and its Affiliates to the Participant for a Plan Year. For these purposes, Bonus amounts shall be calculated before reduction for compensation deferred pursuant to all qualified, nonqualified and Code Section 125 plans maintained by the Company and its Affiliates.

1.9 “Change in Control” means any of the following:

(a) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, possesses more than 50% of the total Fair Market Value or total voting power of the Common Stock of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than 50% of the total Fair Market Value or total voting power of the Common Stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a Change in Control under this Plan. Notwithstanding the foregoing, an increase in the percentage of stock of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock of the Company for purposes of this clause (a);

(b) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board (together with any new or replacement directors whose election by the Board, or whose nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(c) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or persons) assets from the Company, outside of the ordinary course of business, that have a gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this Section 1.9(c), “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding anything to the contrary in this Plan, the following shall not be treated as a Change in Control under this Section 1.9(c):

(i) a transfer of assets from the Company to a shareholder of the Company (determined immediately before the asset transfer);

(ii) a transfer of assets from the Company to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii) a transfer of assets from the Company to a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(iv) a transfer of assets from the Company to an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.

1.10 “Claimant” means the claimant referred to in Section 7.5 hereof.

1.11 “Code” means the Internal Revenue Code of 1986, as amended, and successor tax laws.

1.12 “Common Stock” means the Company’s common stock.

1.13 “Company” means, as stated in the initial paragraph above, Hughes Supply, Inc., a corporation duly organized and existing under the laws of the State of Florida, and its successors or assigns.

1.14 “Compensation” means (a) with respect to a Participant who is not a Director, the total of all amounts paid to a Participant by the Company or its Affiliates as Base Salary and Bonuses for services during the Plan Year; and (b) with respect to a Participant who is a Director, the total of all Director’s Fees paid to the Participant by the Company during the Plan Year.

1.15 “Compensation Committee” means the Compensation Committee of the Board.

1.16 “Director” means a non-employee member of the Board.

1.17 “Director’s Fees” means the fees that a Director receives from the Company for serving as a Director including regular meeting fees, retainer fees, special meeting fees and committee meeting fees.

1.18 “Disabled” or “Disability” means any injury, illness or condition that constitutes a disability within the meaning of Section 409A(a)(2)(C) of the Code and the regulations thereunder. Notwithstanding the foregoing, a Disability shall not be deemed to have been incurred for purposes of this Plan, however, if it is the result of a willful and intentionally self-inflicted injury or was incurred in connection with the willful and intentional commission of a felony. All determinations relating to whether a Participant has suffered a Disability shall be made by the Administrative Committee.

1.19 “Deferral Agreement” means an agreement, in the form or forms prescribed by the Administrative Committee, which may be electronic, entered into by the Participant in accordance with Section 3 hereof pursuant to which the Participant may elect, without limitation, (a) the amount of his Deferred Compensation Contributions for the Plan Year, (b) the amount of his Restricted Stock Contributions for the Plan Year, (c) the establishment of one or more In-Service Accounts, (d) the allocation of his contributions among his Retirement Account and any In-Service Accounts, (e) the manner in which the Participant’s Account shall be deemed to be invested, and (f) the manner in which distribution of his Account is to be paid in accordance with Article 6 hereof.

1.20 “Deferred Compensation Contributions” means the Compensation reduction contributions credited to a Participant’s Account under Section 3.1 of this Plan.

1.21 “Deferred Compensation Sub-Account” means the sub-account maintained under a Participant’s Retirement Account by the Company for the Participant, that is credited with the portion of the Participant’s Deferred Compensation Contributions that the Participant does not elect to have contributed to an In-Service Account.

1.22 “Effective Date” means, as stated in the initial paragraph above, March 1, 2005.

1.23 “Eligible Person” means (a) the Chief Executive Officer, the Chairman of the Board, the Chief Financial Officer of the Company and any other key individuals of the Company or any Affiliate designated by the Compensation Committee as being eligible to participate in this Plan, and (b) a Director who is designated by the Compensation Committee from time to time as being eligible to participate in this Plan. An key individual referred to in subsection (a) of this Section 1.23 shall not be eligible to be a Participant unless he is deemed to be among a select group of management or highly compensated Employees of the Company or its Affiliates within the meaning of Section 201(2) of ERISA.

1.24 “Employee” means any common law employee of the Company or any of its Affiliates.

1.25 “Entry Date” means the first day of each calendar month.

1.26 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor laws.

1.27 “Expenses” means the expenses referred to in Section 7.6 hereof.

1.28 “Fair Market Value” of a Share on any date of reference means the “Closing Price” (as defined below) of the Common Stock on the business day immediately preceding the date of reference, unless the Administrative Committee in its sole discretion shall determine otherwise in a fair and uniform manner. For the purpose of determining Fair Market Value, the “Closing Price” of the Common Stock on any business day shall be the last reported sale price of Common Stock on the New York Stock Exchange, as reported in any newspaper of general circulation.

1.29 “In-Service Account” means an account which may be established by a Participant pursuant to one or more Deferral Agreements, which shall have a distribution date selected by the Participant in accordance with Section 6.1(a) hereof, and to which a Participant may allocate all or a portion of his current Deferred Compensation Contributions and/or Restricted Stock Contributions. The Administrative Committee may, in its sole discretion, through resolution, limit the number of In-Service Accounts that may be established on each Participant’s behalf under this Plan.

1.30 “In-Service Distribution Date” means the date on which the distribution of the amounts held in a Participant’s In-Service Account commence in accordance with Section 6.1(a) hereof.

1.31 “Investment Funds” means those investment funds that shall be selected by the Administrative Committee, from time to time, to be made available as investment options under this Plan.

1.32 “Key Employee” means “key employee” as defined in Section 416(i) of the Code, and generally means, with respect to a Plan Year, an Employee who, at any time during the Plan Year, is either (a) an officer of the Company or an Affiliate whose annual compensation is greater than $130,000 (as adjusted for inflation); (b) a 5% owner; or (c) a 1% owner whose annual compensation is greater than $150,000.

1.33 “Matching Contributions” means the matching contributions credited to the Participant’s Account, if any, in accordance with Section 3.2 of this Plan.

1.34 “Participant” means an Eligible Person who becomes a Participant in this Plan pursuant to Section 2.1 hereof.

1.35 “Plan” means, as stated in the initial paragraph above, the Hughes Supply, Inc. 2005 Nonqualified Deferred Compensation Plan, as may be amended from time to time.

1.36 “Plan Year” means, with respect to the first Plan Year, the period from the Effective Date through January 31, 2006. With respect to each Plan Year thereafter, each 12 month period that begins February 1 and ends January 31.

1.37 “Restricted Stock” means unvested shares of Common Stock.

1.38 “Restricted Stock Award” means the formal grant to a Participant by the Board or the Compensation Committee of the right to receive a grant of Restricted Stock, which may be based upon the satisfaction of certain performance criteria set forth by the Board or the Compensation Committee in their sole discretion.

1.39 “Restricted Stock Gain” means, with respect to each vesting date, the aggregate Fair Market Value of the shares of Restricted Stock that become vested on that date.

1.40 “Restricted Stock Contributions” means the portion of the Participant’s Restricted Stock Gain that the Participant elects to have credited to his Account under Section 3.4 of this Plan.

1.41 “Restricted Stock Sub-Account” means the sub-account maintained under a Participant’s Retirement Account by the Company for the Participant, that is credited with the portion of the Participant’s Restricted Stock Contributions that the Participant does not elect to have contributed to an In-Service Account.

1.42 “Retirement Account” means the account maintained under this Plan in accordance with the provisions of this Plan for each Participant, consisting of the Participant’s Deferred Compensation Sub-Account and the Participant’s Restricted Stock Sub-Account.

1.43 “Retirement Account Distribution Date” means the date on which the distribution of the amounts held in a Participant’s Retirement Account commence in accordance with Section 6.1(b) hereof.

1.44 “Separation from Service” means the earliest date on which a Participant has incurred a separation from service, within the meaning of Section 409A(a)(2) of the Code, with the Company or its Affiliates.

1.45 “Social Security Contributions” means the contributions referred to in Section 3.1(a)(2) hereof.

1.46 “Trust” means the Hughes Supply, Inc. Grantor Trust Agreement (as Amended and Restated), dated May 25, 2004, between the Company and Wachovia Bank, N.A., as the trustee, as amended from time to time.

1.47 “Trustee” means the person or entity that shall from time to time be serving as the trustee of the Trust.

ARTICLE 2

PARTICIPATION

2.1 Commencement of Participation. An Eligible Person shall become a Participant in this Plan (a) on the Effective Date of this Plan, in the case of individuals who are Eligible Persons on the Effective Date, and (b) in the case of any other Eligible Person, on the Entry Date coincident with or immediately following the date on which he is designated by the Compensation Committee as being eligible to participate in this Plan, or such later Entry Date as the Administrative Committee may determine.

ARTICLE 3

CONTRIBUTIONS

3.1 Deferred Compensation Contributions.

(a) Deferred Compensation Contribution Elections. (1) Each Participant, so long as he remains a Participant, may elect, pursuant to a Deferral Agreement and in accordance with Administrative Committee rules, to defer receipt of a portion of his Compensation pursuant to this Plan, consisting of the following:

(i) with respect to a Participant who is not a Director, (i) a minimum of 1% and a maximum of 90% (in whole percentages) of his Base Salary earned during the Plan Year, and (ii) a minimum of 1% and a maximum of 90% (in whole percentages) of any Bonuses earned and paid during the Plan Year; and

(ii) with respect to a Participant who is a Director, a minimum of 1% and a maximum of 100% (in whole percentages) of his Directors’ Fees paid during the Plan Year.

(2) In addition to the elections set forth in Section 3.1(a)(1) hereof, each Participant who is not a Director, so long as he remains a Participant, may elect, pursuant to a Deferral Agreement and in accordance with Administrative Committee rules, to defer that portion of each payroll amount of his Compensation that had been used to pay social security taxes during the Plan Year if and to the extent that the Participant’s Compensation for that Plan Year exceeds the social security taxable wage base then in effect (the “Social Security Contributions”).

To the extent that the Company is required to withhold any taxes or other amounts from the Deferred Compensation Contributions pursuant to any state, Federal or local law, such amounts shall be taken out of other compensation eligible to be paid to the Participant that is not deferred under this Plan.

(b) Timing of Deferred Compensation Contribution Elections. Participant Deferral Agreements are effective on a Plan Year basis with respect to Deferred Compensation Contributions, must be filed before the December 31 immediately preceding the beginning of the Plan Year to which they relate, and may not be amended or revoked after that December 31 with respect to that Plan Year. A Participant may change his election with respect to a subsequent Plan Year by submitting a new Deferral Agreement prior to the beginning of that subsequent Plan Year.

(c) Special Rule for First Year of Participation. An Eligible Person who becomes a Participant during a Plan Year may file a Participant Deferral Agreement within 30 days after becoming a Participant. The Participant election form shall apply to the portion of the Plan Year beginning with the first administratively practicable payroll period after it is filed and may not be amended or revoked during the Plan Year for which it is made.

(d) Allocation to Retirement or In-Service Accounts. Each Participant, so long as he remains a Participant, may elect on his Deferral Agreement to allocate his Deferred Compensation Contributions for the Plan Year among his Retirement Account and one or more In-Service Accounts. The Employer shall withhold, by payroll deduction, the amounts deferred pursuant to this Section 3.1 from the current Compensation of a Participant and credit such withheld amount to the Participant’s Retirement Account or to an In-Service Account, as elected by the Participant.

(e) Contribution of Deferred Compensation Contributions to Trust. Deferred Compensation Contributions credited to a Participant’s Account shall be contributed by the Company or Affiliate to the Trust as soon as practicable after they are so credited.

3.2 Matching Contributions.

(a) Discretionary Matching Contributions. For each Plan Year, the Administrative Committee may credit to the Retirement Account or In-Service Accounts, whichever applicable, of each Participant an amount equal to such percentage, if any, of the Participant’s Deferred Compensation Contributions made for that Plan Year as the Compensation Committee or the Board, in its sole and absolute discretion, shall from time to time determine.

(b) Contribution of Matching Contributions to Trust. Matching Contributions credited to a Participant’s Account, if any, shall be contributed by the Company or Affiliate to the Trust as soon as practicable after they are so credited.

3.3 Restricted Stock Contributions.

(a) Restricted Stock Gain Deferral Elections. Each Participant, so long as he remains a Participant, may elect, pursuant to a Deferral Agreement furnished by the Administrative Committee and in accordance with Administrative Committee rules, to defer receipt of gain with respect to the vesting of shares of Restricted Stock. A Participant shall elect to defer a minimum of 0% and a maximum of 100% (in whole percentages) of the shares of Restricted Stock that otherwise would vest on each vesting date. To the extent that the Company is required to withhold any taxes or other amounts from the Restricted Stock Contributions pursuant to any state, Federal or local law, such amounts shall be taken out of other compensation eligible to be paid to the Participant that is not deferred under this Plan.

(b) Timing of Restricted Stock Gain Deferral Elections. A Participant Deferral Agreement with respect to Restricted Stock must be entered into before the December 31 immediately preceding the beginning of the Plan Year in which the grant of the Restricted Stock Award is to be made to the Participant. A Deferral Agreement with respect to Restricted Stock Gain shall be deemed entered into by the Participant as of the date on which the Deferral Agreement is received by the Administrative Committee.

(c) Maintenance of Restricted Stock Sub-Accounts. A Restricted Stock Sub-Account shall be established for each Participant, as directed by the Administrative Committee. The amount of Restricted Stock Gain deferred with respect to a Participant’s Restricted Stock Sub-Account shall be credited to his Restricted Stock Sub-Account as of the date on which the Restricted Stock would have vested in the Participant but for the Participant’s election hereunder. Amounts credited to a Restricted Stock Sub-Account shall be deemed invested 100% in Common Stock, and the Restricted Stock Sub-Account accordingly shall fluctuate in value in accordance with the Fair Market Value of the Common Stock.

(d) Allocation to In-Service Accounts. Each Participant, so long as he remains a Participant, may elect to allocate all or a portion of his Restricted Stock Gain Contributions to an In-Service Account.

(e) Dividends. In the event that any dividends are declared with respect to the shares of Common Stock attributable to the Restricted Stock Contributions made to this Plan on behalf of a Participant, then such dividends shall be contributed to this Plan and allocated to the Participant’s Account as follows, unless otherwise determined by the Administrative Committee: (1) to the extent the dividend is a cash dividend, then the cash contribution shall be invested and held in the same form and manner as the Participant’s Deferred Compensation Contributions, and (2) to the extent the dividend is a stock dividend, then the contribution to be made on behalf of the Participant shall be made in the same form and shall be held in the same manner and to the same extent as the Restricted Stock Contributions to which the stock dividend relates.

ARTICLE 4

VESTING

4.1 Retirement Account. A Participant’s interest in his Retirement Account shall be fully vested and non-forfeitable at all times.

4.2 In-Service Accounts. A Participant’s interest in his In-Service Accounts shall be fully vested and non-forfeitable at all times.

ARTICLE 5

VALUATION OF PARTICIPANT’S ACCOUNTS

5.1 Account Value. The Participant’s Account shall be treated as if it were actually invested in the Investment Funds selected by the Participant in such manner and at such times as shall be determined by the Administrative Committee and in accordance with this Plan, and shall be credited with gains and losses allocable thereto at such times and in such manner as shall be determined by the Administrative Committee. Participants may change their Investment Fund selections at the times and in the manner specified by the Administrative Committee. Notwithstanding the foregoing, all Restricted Stock Contributions shall at all times be deemed to be invested 100% in shares of Common Stock.

ARTICLE 6

DISTRIBUTIONS

6.1 Timing of Distributions.

(a) Timing of In-Service Account Distributions.

(1) A Participant shall specify, in the manner prescribed by the Administrative Committee, an In-Service Distribution Date, which date must be at least 2 years from the end of a Plan Year in which contributions are made to the In-Service Account.

(2) A Participant may change the In-Service Distribution Date with respect to an In-Service Account up to 3 times per In-Service Account; provided, however, that (i) each change must extend the In-Service Distribution Date by at least 5 years and no change may accelerate an In-Service Distribution Date, and (ii) each change must be made at least 12 months prior to the In-Service Distribution Date being changed.

(3) Unless and to the extent otherwise elected by the Participant on his applicable Deferral Agreement(s), distributions shall commence from an In-Service Account, less applicable withholding tax, as soon as administratively practicable following the earlier of (i) the In-Service Distribution Date for that In-Service Account, or (ii) the 1st day of the month immediately following the date of the Participant’s Separation from Service or by reason of the Participant’s death or Disability.

(b) Timing of Retirement Account Distributions. A Participant’s Retirement Account, less applicable withholding tax, shall be distributed commencing on or as soon as administratively practicable after the 1st day of the month immediately following the date of the Participant’s Separation from Service with the Company and its Affiliates for any reason.

(c) Distributions to Key Employees. Notwithstanding the foregoing, in no event shall any distributions be made under this Plan on account of the Separation from Service (other than on account of the Participant’s death or Disability) of any Participant that is a Key Employee, before the date that is 6 months after the date of the Participant’s Separation from Service or, if earlier, the date of the Participant’s death or Disability, or as otherwise permitted without violating the requirements of 409(A)(a)(2) of the Code.

6.2 Form of Distributions.

(a) Form of In-Service Account Distributions. Distribution of each of a Participant’s In-Service Accounts, less applicable withholding tax, shall be made in one of the following forms specified by the Participant in the manner prescribed by the Administrative Committee: (1) a lump sum distribution, or (2) in at least 2 but not more than 10 annual installments. Each installment shall be equal to the value of the In-Service Account multiplied by a fraction, the numerator of which is 1 and the denominator of which is the number of installments remaining to be paid.

(b) Form of Retirement Account Distributions. Distribution of a Participant’s Retirement Account, less applicable withholding tax, shall be made in one of the following forms specified by the Participant in the manner prescribed by the Administrative Committee: (1) a lump sum distribution, or (2) in at least 2 but not more than 10 annual installments. Each installment shall be equal to the value of the In-Service Account multiplied by a fraction, the numerator of which is 1 and the denominator of which is the number of installments remaining to be paid.

(c) Changes to Forms of Distributions; Failure to Elect Form. A Participant may elect on a form provided by the Administrative Committee to change the form in which his In-Service or Retirement Account is to be distributed under Sections 6.2(a) or (b) and the most recent election made by the Participant with respect to each such Account shall apply with respect to each such Account. In no event, however, shall (1) any change in the Participant’s election take effect until at least 12 months after the date on which the election is made, and (2) any election related to an In-Service Account be made less than 12 months prior to the date of the first scheduled payment with respect to that In-Service Account. If a Participant fails to elect a form of distribution, then distribution shall be made in the form of a lump sum.

(d) Small Account Balances. Notwithstanding anything to the contrary contained in this Section 6.2, in the event that the value of a Participant’s Retirement Account as of the Retirement Account Distribution Date is less than the Minimum Distribution Amount, or the value of an In-Service Account as of the In-Service Distribution Date applicable to that In-Service Account is less than the Minimum Distribution Amount, distribution shall be made in the form of a lump sum payment. For purposes of this provision, the Minimum Distribution Amount shall be $10,000, or such lesser amount as shall not violate the requirements of Section 409A of the Code.

6.3 Payments to Beneficiaries. If a Participant should die before distribution of the entire balance of the Participant’s Account has been made to him, any remaining amounts (including any remaining installments that otherwise would have been payable to the Participant under Section 6.2(b), and the value of any unpaid In-Service Accounts), less applicable withholding taxes, shall be distributed to the Participant’s Beneficiary in a lump sum payment as soon as practicable after the Participant’s death.

6.4 Change in Control. Unless and to the extent otherwise elected by the Participant on his applicable Deferral Agreement(s), if and to the extent that it would not violate the requirements of Section 409A of the Code, in the event of a Change in Control, the full value of the Participant’s Account (including any remaining installments that otherwise would have been payable to the Participant under Sections 6.2(a) and (b), and the value of any unpaid In-Service Accounts), shall be distributed as a lump sum to the Participant or to the Beneficiary or Beneficiaries of a deceased Participant, as soon as practicable following the Change in Control but no later than 30 days after the date of such Change in Control.

6.5 Method of Distribution. Distribution of the Participant’s Account shall be made in cash, based upon the valuation of such Account on the Accounting Date coincident with or immediately preceding the date of the distribution. Notwithstanding the foregoing, distribution of a Participant’s Restricted Stock Sub-Account or an In-Service Account the value of which is attributable to Restricted Stock Contributions may be made in cash and shares of Common Stock, provided that at least 50% shall be made in shares of Common Stock; Participant shall notify the Administrative Committee as to the allocation of cash and shares of Common Stock, in such form and at such times as the Administrative Committee determines in accordance with applicable law including, without limitation, Section 409A of the Code.

6.6 Hardship Distributions. Upon the written request of a Participant and in the event the Administrative Committee determines that an “unforeseeable emergency” has occurred with respect to a Participant, the Participant may withdraw, in each case, the lesser of (a) the amount necessary to meet the emergency, or (b) the value of the Participant’s Account, reduced by applicable withholding taxes. For this purpose, an “unforeseeable emergency” shall mean an unanticipated emergency, such as a sudden and unexpected illness or accident of the Participant or a dependent of the Participant or loss of the Participant’s property due to casualty, that is caused by an event beyond the control of the Participant and that would result in a severe financial hardship if the withdrawal were not permitted. The need to pay a Participant’s child’s tuition to college and the desire to purchase a home shall not be considered unforeseeable emergencies. Hardship distributions shall first be made from the Participant’s Retirement Account, until depleted, and then from the Participant’s In-Service Accounts, if any, beginning with the In-Service Account with the most distant distribution date. To the extent that a distribution is made to a Participant pursuant to this Section 6.6, no further Deferred Compensation Contributions or Restricted Stock Contributions shall be made under this Plan on behalf of the Participant until the first day of the Plan Year following the Plan Year in which the hardship distribution was made to the Participant.

6.7 No Acceleration of Benefits. In no event shall the acceleration of the time or schedule of any payment under this Plan be permitted, except to the extent permitted under Section 409A of the Code and the Treasury Regulations thereunder.

ARTICLE 7

ADMINISTRATION

7.1 Administrative Committee. The Compensation Committee shall appoint an Administrative Committee consisting of at least three persons to administer this Plan, provided that the Compensation Committee may delegate this authority with respect to the Administrative Committee to the Chief Executive Officer and the Chief Financial Officer of the Company, who shall be required to act jointly. Any Administrative Committee member may, but need not, be an officer or employee of the Company or any Affiliate and each shall serve until his successor shall be appointed or until his earlier resignation or removal. Any member of the Administrative Committee may resign by delivering his written resignation to the Compensation Committee or its delegate(s). The Compensation Committee, or its delegate(s), may remove any member of the Administrative Committee at any time for any reason.

7.2 Powers and Duties. Except as otherwise determined from time to time by the Compensation Committee, the Administrative Committee generally shall be responsible for the management, operation, interpretation and administration of this Plan and shall:

(a) Establish procedures for the allocation of responsibilities with respect to this Plan which are not allocated herein;

(b) Determine the names of those individuals of the Company or its Affiliates who are eligible to become Participants, subject to the approval of the Compensation Committee, and such other matters as may be necessary to enable payment under this Plan;

(c) Construe and interpret all terms, provisions, conditions and limitations of this Plan and the Trust;

(d) Correct any defect, supply any omission or reconcile any inconsistency that may appear in this Plan or the Trust;

(e) Determine the amount, manner and time of payment of benefits under this Plan and the procedures to be followed by Participants and Beneficiaries to obtain benefits;

(f) Keep adequate records of all meetings and actions taken by the Administrative Committee and report to the Compensation Committee at least annually or more frequently as requested by the Compensation Committee; and

(g) Perform such other functions and take such other actions as may be required by this Plan or as may be necessary or advisable to accomplish the purposes of this Plan.

The Company shall furnish the Administrative Committee with all data and information available which the Administrative Committee may reasonably require in order to perform its functions hereunder. The Administrative Committee may rely without question upon any such data or information furnished by the Company. Any interpretation or other decision made by the Administrative Committee (including without limitation any final determination made by the

Administrative Committee pursuant to Section 7.5 hereof) shall be final, binding and conclusive upon all persons in the absence of clear and convincing evidence that the Administrative Committee acted arbitrarily and capriciously.

7.3 Agents. The Administrative Committee may appoint a Secretary who may, but need not, be a member of the Administrative Committee, and may employ such agents for clerical and other services, and such counsel, accountants and other professional advisors as may be required for the purpose of administering this Plan. The Administrative Committee may rely on all tables, valuations, reports, certificates and opinions furnished by its agents.

7.4 Procedures. A majority of the Administrative Committee members shall constitute a quorum for the transaction of business. No action shall be taken except upon a majority vote of the Administrative Committee. An individual shall not vote upon or decide any matter relating solely to himself or vote in any case in which his individual right or claim to any benefit under this Plan is particularly involved. In any case in which an Administrative Committee member is so disqualified to act, and the remaining members cannot agree on an issue, the Administrative Committee shall appoint a temporary substitute member to exercise all of the powers of the disqualified member concerning the matter in which he is disqualified.

7.5 Claims Procedure. In the event that any Participant or Beneficiary claims to be entitled to benefits under this Plan or believes his benefits are incorrect, that Participant or Beneficiary (hereafter, a “Claimant”) may file a claim for benefits by submitting a written statement describing the basis of the claim for benefits under this Plan. The Administrative Committee will review the claim and respond within a reasonable period of time (generally 90 days). However, if special circumstances require an extension of time to consider the claim, the Administrative Committee may extend the 90-day period up to a total of 180 days. If the Administrative Committee extends the 90-day period, the Claimant will be notified in writing as to the length of the extension and the special circumstances which necessitate the extension, including the date on which the Administrative Committee expects to render the determination. If the Administrative Committee makes an adverse determination as to the Claimant’s claim, the Administrative Committee shall, within the time period described above, notify the Claimant in a written instrument setting forth, in a manner calculated to be understood by the Claimant:

(1)	the specific reasons for the adverse determination,

(2)	the provisions of this Plan on which the determination is based,

(3)	a description of additional information or material necessary for the Claimant to perfect the claim and an explanation of why such additional information or material is necessary, and

(4)	a description of this Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring suit under Section 502(a) of ERISA following an adverse benefit determination on review.

Within 60 days of receipt by a Claimant of a notice denying a claim, the Claimant, or his duly authorized representative, may request in writing a full and fair review of the claim by filing an appeal with the Administrative Committee. In connection with such appeal, the Claimant or his duly authorized representative may review pertinent documents and may submit issues and comments in writing. The Administrative Committee will consider the Claimant’s written presentation, as well as any evidence, facts or circumstances the Administrative Committee deems relevant. The Administrative Committee shall make a decision not later than 60 days after this Plan’s receipt of a request for appeal, unless special circumstances (such as the need to hold a hearing, as determined by the Administrative Committee in its sole discretion) require an extension of time for processing, in which case a decision will be rendered as soon as possible but not later than 120 days after receipt of a request for appeal. The Administrative Committee shall notify the Claimant prior to the expiration of the initial 60-day period if an extension is required. The notification shall indicate the special circumstances requiring the extension, and the date on which the Administrative Committee expects to render the determination on review. If the initial 60-day period is extended due to a Claimant’s failure to submit information necessary to make the benefit determination on review, the period shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

Notification of the Administrative Committee’s decision on appeal will be provided to the Claimant in writing, and will be binding and conclusive on all parties. If an adverse determination is made, the notification shall set forth, in a manner calculated to be understood by the Claimant:

(1)	the specific reasons for the adverse determination,

(2)	reference to the specific Plan provisions on which the adverse determination is based,

(3)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, and

(4)	a statement that the Claimant may bring an action under Section 502(a) of ERISA.

In making determinations in accordance with this Section 7.5, the Administrative Committee may rely upon recommendations from the Compensation Committee or its delegate(s).

7.6 Indemnification; Advancement of Expenses. The Company shall indemnify each Administrative Committee member against any liability or loss sustained by reason of any act or failure to act made in good faith, including, but not limited to, those in reliance on certificates, reports, tables, opinions or other communications from any company or agents chosen by the Administrative Committee in good faith. Such indemnification shall include attorneys’ fees and other costs and expenses (collectively, the “Expenses”) reasonably incurred in defense of any action brought by reason of any such act or failure to act. In the event that there is a dispute with respect to benefits and/or rights under this Plan, the Company shall advance all reasonable Expenses incurred by or on behalf of the Administrative Committee and/or its member(s) in connection with its or their defense of that dispute within 20 days after the receipt by the Company of a statement or statements from the Administrative Committee and/or its member(s) requesting such advances from time to time, whether prior to or after the final disposition of the dispute. The statement or statements shall reasonably evidence the Expenses incurred or to be incurred and the justification therefor.

7.7 Participants Bound. Any action with respect to this Plan taken by the Administrative Committee or the Company or any Affiliate or the Trustee or any action authorized by or taken at the direction of the Administrative Committee, the Company, an Affiliate or the Trustees shall be final, binding and conclusive upon all Participants and beneficiaries entitled to benefits under this Plan in the absence of clear and convincing evidence that the Administrative Committee, Company, Affiliate, or Trustee acted arbitrarily and capriciously.

7.8 Receipts and Release. Any payment to any Participant or beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, its Affiliates, the Administrative Committee and the Trustee under this Plan, and the Administrative Committee may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Administrative Committee to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Administrative Committee may cause the payment or payments becoming due to such person to be made to another person for his benefit without responsibility on the part of the Administrative Committee, the Company, an Affiliate, or the Trustee to follow the application of such funds.

7.9 Withholding or Deduction for Taxes. Anything in this Plan to the contrary notwithstanding, all payments or contributions required to be made, and all benefits required to be provided, shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

ARTICLE 8

MISCELLANEOUS

8.1 Unfunded Plan. The obligations of the Company and its Affiliates under this Plan shall be paid from the general assets of the Company and its Affiliates and not from any particular fund. Participants shall have the status of general unsecured creditors of the Company and its Affiliates and this Plan constitutes a mere promise by the Company and its Affiliates to make benefit payments in the future. It is intended that this Plan shall constitute an “unfunded” plan for tax purposes and an “unfunded plan for a select group of management or highly compensated employees” under ERISA. If the Company or an Affiliate purchases any life insurance policies, or makes any other investments, such policies (and any amounts invested by the Company or an Affiliate therein) and any other investments of the Company or an Affiliate shall be subject to the claims of their creditors. The assets of the Trust also shall be subject to the creditors of the Company and its Affiliates in the event of their Insolvency, as defined in the Trust Agreement establishing the Trust. Nothing contained in this Plan shall be interpreted to grant to any Participant or Beneficiary, any right, title or interest in any property of the Company or the Trust.

8.2 Impact on Other Executive Benefits. This Plan shall not be construed to impact or cause the denial of any benefits to which any Participant may be entitled under any other welfare or benefit plan of the Company or an Affiliate.

8.3 Governing Law. To the extent not pre-empted by the laws of the United States, the construction, validity and administration of this Plan shall be governed by the laws of the State of Florida without reference to the principles of conflicts of law therein.

8.4 No Assignment. The right to receive payment of any benefits under this Plan shall not be transferred, assigned or pledged, except by beneficiary designation, by will, under the laws of decent and distribution, or as may be otherwise required by law.

8.5 Severability. If any provision of this Plan is found, held or deemed to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of this Plan shall continue in full force and effect.

8.6 Headings and Subheadings. Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

8.7 Gender. The masculine, as used herein, shall be deemed to include the feminine and the singular to include plural, except where the context requires a different construction.

8.8 Amendment and Termination. This Plan may be amended or terminated in any respect at any time by the Compensation Committee; provided, however, that no amendment or termination of this Plan shall be effective to reduce any benefits that accrue before the adoption of such amendment or termination. If and to the extent permitted without violating the requirements of Section 409A of the Code, the Board may require that the Accounts of all Participants and Beneficiaries (including, without limitation, any remaining benefits payable to Participants or Beneficiaries receiving distributions in installments at the time of the termination) be distributed as soon as practicable after such termination, notwithstanding any elections by Participants or Beneficiaries with regard to the timing or form in which their benefits are to be paid. If and to the extent that the Compensation Committee does not accelerate the timing of distributions on account of the termination of this Plan pursuant to the preceding sentence, payment of any remaining benefits under this Plan shall be made at the same times and in the same manner as such distributions would have been made based upon the most recent elections made by Participants and Beneficiaries, and the terms of this Plan, as in effect at the time this Plan is terminated.

8.9 No Employment or Service Contract. This Plan does not constitute a contract of employment or service or impose on any Participant or the Company or any Affiliate any obligations to retain the Participant as an Employee or Director, to change the status of the Participant’s employment or service, or to change the policies of the Company or any Affiliate regarding termination of employment or service.